Exhibit 99.1

INOVIO Reports Second Quarter 2025 Financial Results and Recent Business Highlights

•On track to submit Biologics License Application (BLA) for INO-3107 in 2H25, with the goal of file acceptance by year end
•Completed design verification (DV) testing of CELLECTRA® 5PSP device required for BLA submission and requested rolling submission from US Food and Drug Administration (FDA)
•Continuing to advance commercial preparations for potential launch of INO-3107 in 2026 if approved by FDA

PLYMOUTH MEETING, PA – August 12, 2025 – INOVIO (NASDAQ: INO), a biotechnology company focused on developing and commercializing DNA medicines to help treat and protect people from HPV-related diseases, cancer, and infectious diseases, today announced its financial results for the second quarter of 2025 and provided an update on recent company developments.

"With device DV testing complete, we remain on track to submit our BLA for INO-3107 in the second half of this year, with the goal of having FDA acceptance of the file by year end. Utilizing our breakthrough therapy designation, we’ve requested rolling submission and expect to be able to immediately provide the clinical and non-clinical modules for review, while we complete work on the device-related sections and update our Investigational New Drug (IND) Application for our confirmatory trial,” said Dr. Jacqueline Shea, INOVIO’s President and Chief Executive Officer. “We believe that INO-3107 could become the preferred treatment option for Recurrent Respiratory Papillomatosis (RRP) patients and their physicians—a treatment option with the potential to change the trajectory of this disease. I look forward to building on the significant progress of this past quarter and providing updates as we work toward a potential approval date in mid-2026.”

Operational Highlights

INO-3107 – Recurrent Respiratory Papillomatosis (RRP)
INOVIO completed the DV testing for the CELLECTRA 5PSP device and requested in July 2025 that the FDA allow it to begin submitting its BLA on a rolling basis based on the Breakthrough Therapy designation previously granted to INO-3107. INOVIO anticipates completing its submission over the next several months and requesting a priority review. FDA inspection of INOVIO as clinical sponsor of the Phase 1/2 trial was successfully completed. The company is working on the device-related sections for its BLA and updating its active IND so it can begin enrolling patients into its placebo-controlled, randomized confirmatory trial, which will include 100 patients and be conducted at approximately 20 sites across the United States.

Data from a retrospective study (RRP-002) investigating the long-term clinical efficacy of patients treated with INO-3107 have been published in a peer-reviewed journal, The

Laryngoscope. The data demonstrate that INO-3107 provided significant clinical benefit to RRP patients, as measured by reduction in surgery, that continued to improve in years two and three following initial treatment. Highlights from the paper include:
•Patients experiencing a 50-100% reduction in surgeries (Overall Response Rate) increased from 72% at the end of the initial 12-month Phase 1/2 trial (Year 1) to 86% at the end of the second 12-month period (Year 2)
•Patients experiencing a Complete Response (CR - 0 surgeries per year) increased from 28% for Year 1 to 50% for Year 2
•Mean number of surgeries was reduced from 4.1 in the pre-treatment period (the 52 weeks prior to beginning treatment with INO-3107) to 1.7 for Year 1 to 0.9 for Year 2
•Partial data into the third 12-month period (Year 3 - median follow up 2.8 years following initial treatment) continued the trend of improvement and a reduced number of surgeries
•INO-3107 was well tolerated, with no serious adverse events or long-term safety concerns identified

Next Generation DNA Medicine Candidates
INOVIO presented data on its next generation DNA medicine technology at the Orphan Drug Summit in July. Data included key insights from an ongoing Phase 1 proof-of-concept trial evaluating DNA-encoded monoclonal antibodies (DMAbs) for COVID-19 (preprint of manuscript available on Research Square) as well as an overview of DNA-encoded protein technology (DPROT) that targets long-term protein expression and aims to address some of the shortcomings of conventional therapeutic protein replacement treatments.

Upcoming Presentations
INOVIO will present data on INO-3107 and other promising DNA medicine candidates at the following upcoming events:
•American Academy of Otolaryngology – October 10-13
•World Vaccine Congress Europe - October 13-16
•European Society for Medical Oncology - October 17-21
•37th International Papillomavirus Society Conference - October 23-26
•World Orphan Drug Congress - October 27-29
•ISV Congress - October 28-30

General Corporate
INOVIO remains focused on financial discipline and directing resources to support the INO-3107 program. The company strengthened its balance sheet with an underwritten public offering of common stock and warrants in July 2025. Net proceeds from the offering, after deducting underwriting discounts, commissions and offering expenses, were approximately $22.5 million.

Second Quarter 2025 Financial Results

•Research and Development (R&D) Expenses: R&D expenses for the three months ended June 30, 2025, decreased to $14.5 million from $23.1 million for the same period in 2024. The decrease was primarily the result of lower drug manufacturing, clinical study and other expenses related to INO-3107, and lower contract labor, among other variances.

•General and Administrative (G&A) Expenses: G&A expenses decreased to $8.6 million for the three months ended June 30, 2025, from $10.2 million for the same period in 2024. The decrease was primarily related to a decrease in employee and consultant stock-based compensation, lower outside services and lower contract labor, among other variances.

•Total Operating Expenses: Total operating expenses decreased to $23.1 million for the three months ended June 30, 2025, from $33.3 million for the same period in 2024.

•Net Loss: Net loss for the three months ended June 30, 2025, decreased to $23.5 million, or $0.61 per basic and diluted share, from a net loss of $32.2 million, or $1.19 per basic and diluted share, for the three months ended June 30, 2024.

•Shares Outstanding: As of June 30, 2025, INOVIO had 36.7 million common shares outstanding and 51.7 million common shares outstanding on a fully diluted basis, after giving effect to the exercise, vesting, and conversion, as applicable, of its outstanding common stock warrants, including pre-funded warrants and stock options, restricted stock units and convertible preferred stock.

•Cash, Cash Equivalents and Short-term Investments: As of June 30, 2025, cash, cash equivalents and short-term investments were $47.5 million (excluding net proceeds from the July 2025 offering of $22.5 million), compared to $94.1 million as of December 31, 2024.

INOVIO’s balance sheet and statement of operations are provided below. Additional information is included in INOVIO’s quarterly report on Form 10-Q for the quarter ended June 30, 2025, which can be accessed at: https://ir.inovio.com/financials/default.aspx.

Cash Guidance

INOVIO estimates its current cash, cash equivalents and short-term investments balances, including the net proceeds from the July 2025 offering, will support the company’s operations into the second quarter of 2026. This projection includes an operational net cash burn estimate of approximately $22 million for the third quarter of 2025. These projections do not include any further capital-raising activities that INOVIO may undertake.

Conference Call / Webcast Information
INOVIO's management will host a live conference call and webcast with slides at 4:30 p.m. ET today to discuss INOVIO's financial results and provide a general business update. The live webcast and replay may be accessed by visiting INOVIO's website at https://ir.inovio.com/events-and-presentations/default.aspx.

About INOVIO's DNA Medicines Platform
INOVIO’s DNA medicines platform has two innovative components: precisely designed DNA plasmids, delivered by INOVIO’s proprietary investigational medical device, CELLECTRA. INOVIO uses proprietary technology to design its DNA plasmids, which are small circular DNA molecules that work like software the body’s cells can download to produce specific proteins to target and fight disease. INOVIO’s proprietary CELLECTRA delivery devices are designed to optimally deliver its DNA medicines to the body’s cells without requiring chemical adjuvants or lipid nanoparticles and without the risk of the anti-vector response historically seen with viral vector platforms.

About INOVIO
INOVIO is a biotechnology company focused on developing and commercializing DNA medicines to help treat and protect people from HPV-related diseases, cancer, and infectious diseases. INOVIO’s technology optimizes the design and delivery of innovative DNA medicines that teach the body to manufacture its own disease-fighting tools. For more information, visit www.inovio.com.

Forward-Looking Statements
This press release contains certain forward-looking statements relating to our business, including the planned initiation and conduct of pre-clinical studies and clinical trials and the availability and timing of data from those studies and trials, the completion of the FDA-required device verification testing, the BLA submission and request for priority review and goal of FDA’s acceptance of the submission by the end of 2025, the potential commercial launch of INO-3107 if regulatory approval is obtained, the potential benefits of our product candidates, expectations regarding sufficiency of our cash resources into the second quarter of 2026 and expected cash burn for the third quarter of 2025. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including uncertainties inherent in pre-clinical studies, clinical trials, product development programs and commercialization activities and outcomes, the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA medicines, our ability to support our pipeline of DNA medicine products, the ability of our collaborators to attain development and commercial milestones for products we license and product sales that will enable us to receive future payments and royalties, the adequacy of our capital resources, the availability or potential availability of alternative therapies or treatments for the conditions targeted by us or collaborators, including alternatives that may be more efficacious or cost effective than any therapy or treatment that we and our collaborators hope to develop, issues involving product liability, issues involving patents and whether they or licenses to them will provide us with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether we can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of our technology by potential corporate or other partners or collaborators, capital market conditions, the impact of government healthcare proposals and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2024, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, and other filings we make from time to time with the Securities and Exchange Commission. There can be no assurance that any product candidate in our pipeline will be successfully developed, manufactured, or commercialized, that the results of clinical trials will be supportive of regulatory approvals required to market products, or that any of the forward-looking information provided herein will be proven accurate. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise these statements, except as may be required by law.

Contacts
Media: Jennie Willson, (267) 429-8567, communications@inovio.com
Investors: Peter Vozzo - ICR Healthcare, (443) 213-0505, investor.relations@inovio.com

Inovio Pharmaceuticals, Inc.
CONSOLIDATED BALANCE SHEETS

	June 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$24,351,377	$65,813,297
Short-term investments	23,198,083	28,300,232
Accounts receivable from affiliated entity	840,312	1,199,056
Prepaid expenses and other current assets	4,307,377	2,517,465
Total current assets	52,697,149	97,830,050
Fixed assets, net	3,089,293	3,659,818
Investments in affiliated entity	3,085,348	1,613,844
Operating lease right-of-use assets	7,356,238	8,113,840
Other assets	2,012,476	1,979,654
Total assets	$68,240,504	$113,197,206
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$15,750,691	$16,200,013
Accounts payable and accrued expenses due to affiliated entity	369,370	1,351,163
Accrued clinical trial expenses	1,510,984	2,021,860
Common stock warrant liability	11,420,326	13,255,188
Operating lease liability	2,656,239	2,497,360
Total current liabilities	31,707,610	35,325,584
Operating lease liability, net of current portion	8,001,989	9,367,827
Total liabilities	39,709,599	44,693,411
Stockholders’ equity:
Preferred stock	—	—
Common stock	36,719	36,099
Additional paid-in capital	1,802,589,299	1,799,362,625
Accumulated deficit	(1,773,433,371)	(1,730,219,262)
Accumulated other comprehensive loss	(661,742)	(675,667)
Total Inovio Pharmaceuticals, Inc. stockholders’ equity	28,530,905	68,503,795
Total liabilities and stockholders’ equity	$68,240,504	$113,197,206

Inovio Pharmaceuticals, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues:
Revenue from collaborative arrangement	$—	$100,762	$65,343	$100,762
Operating expenses:
Research and development	14,521,407	23,090,989	30,612,309	44,001,307
General and administrative	8,563,112	10,206,686	17,588,082	20,781,337
Total operating expenses	23,084,519	33,297,675	48,200,391	64,782,644
Loss from operations	(23,084,519)	(33,196,913)	(48,135,048)	(64,681,882)
Other income (expense):
Interest income	610,638	1,307,358	1,418,715	2,807,648
Interest expense	—	—	—	(177,833)
Change in fair value of common stock warrant liability	(1,878,010)	—	1,834,862	—
Gain (loss) on investment in affiliated entity	776,373	(334,294)	1,471,504	(460,312)
Net unrealized gain (loss) on available-for-sale equity securities	759,289	(20,820)	899,523	480,057
Other (expense) income, net	(703,183)	7,571	(703,665)	(674,647)
Net loss	$(23,519,412)	$(32,237,098)	$(43,214,109)	$(62,706,969)
Net loss per share
Basic and diluted	$(0.61)	$(1.19)	$(1.12)	$(2.48)
Weighted average number of common shares used to compute net loss per share
Basic and diluted	38,830,053	27,197,802	38,722,451	25,244,657